Exhibit 99.1
BACKWEB REPORTS Q1 RESULTS
- Expanded Partner Activity and Investment in Personnel Position BackWeb For Growth -
- Q1 Results Reflect $200,000 in One-time Charges and Implementation of FAS 123R -
SAN JOSE, Calif., May 2, 2006 – BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline and mobile Web software, today reported financial results for its first quarter ended March 31, 2006.
Reflecting growing interest in BackWeb® solutions and the continued expansion of its customer base, BackWeb reported Q1 2006 revenue of $1.66 million, in line with revenue of $1.66 million in the first quarter of 2005. The Q1 2006 performance reflected a 3% increase in license sales, offsetting a slight decline in maintenance revenue. Key license sales in the period included sales to the strategic management and technology consulting firm Booz Allen Hamilton and Nationwide Building Society, a leading U.K. financial services and insurance company. In addition, the quarter included a license upgrade by Janssen, L.P., a division of Johnson & Johnson focused on pharmaceuticals for mental health, and partner-generated revenue from SAP and other partners. Also included was $245,000 of license revenue from a follow-on sale to F-Secure.
During the first quarter, BackWeb certified its second offline web application solution with Oracle, validating the integration of BackWeb Offline Access Server™ with Oracle’s PeopleSoft Enterprise Learning Management application. The partnership with Oracle contributed substantially to new license revenue in the quarter and provides important future sales opportunities.
Expenses in the quarter were higher, resulting in a net loss of $842,000, or $0.02 per share, for Q1 2006. This compares to a net loss of $249,000, or $0.01 per share, in Q1 2005 and $301,000, or $0.01 per share, in Q4 2005. Non-cash FAS 123R related expenses were included in operating expenses for the first time in Q1 2006 and were approximately $100,000 for the quarter. One-time charges associated with personnel changes were approximately $100,000. Quarterly operating expenses increased approximately $200,000 as a result of investments in additional sales and marketing personnel. Going forward, total quarterly expenses – before any revenue contributions - are expected to be approximately $2.5 million, including non-cash FAS 123R expense.
BackWeb’s balance sheet and cash position continue to remain sound, with no long-term debt and cash investments totaling approximately $6.5 million as of March 31, 2006. BackWeb’s Vice President, Finance, Ken Holmes, commented, “Our cash flow for the quarter reflected an increase in accounts receivable from large sales completed in Q4 2005 that were not collected until after the Q1 quarter end. Adjusting for the temporary increase in receivables and subsequent cash collection, BackWeb’s cash burn for Q1 2006 would have been in line with our quarterly cash burn in 2005 of approximately $600,000.”

BackWeb’s CEO, Bill Heye, stated, “We continue to see improving awareness and demand for our product from industry-leading companies. This trend was evidenced by our increase in license sales this quarter, which more than made up for approximately $150,000 less in license revenue from F-Secure compared to Q1 2005. We already see progress from our personnel investments in the form of increased productivity from new hires in our field services and sales teams in the past few months. These new team members were partly responsible for our increase in license revenue in Q1.
“Going forward, our key factors for success are the further development of our partnerships with Oracle, SAP and other enterprise application vendors and the realization of revenue growth through expanded sales coverage. To that end, we continue to focus our resources on these two important sources of potential growth.”
About BackWeb Technologies:
BackWeb (http://www.backweb.com) mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s patented web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft and SAP. BackWeb’s operations are centered in San Jose, California, New York, New York, and Rosh Ha ‘ayin, Israel. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2006 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Oracle, JD Edwards, PeopleSoft and Siebel are registered trademarks of Oracle Corporation and/or its affiliates.
Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding growing interest in the Company’s solutions, continued expansion of the customer base, future quarterly expense estimates, solid demand for the Company’s products, increased productivity of new field service and sales personnel, further development of partnerships with enterprise application vendors, and revenue growth through expanded sales coverage. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the uncertainty of market acceptance of offline access products or our ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.
Contacts:

MEDIA	INVESTORS
Ramin Ekhtiar	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
pr@backweb.com	bweb@jcir.com

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2006	2005
	Unaudited
ASSETS
Current assets:
Cash and investments	$6,465	$7,876
Trade accounts receivable, net	2,421	1,554
Other current assets	285	325

Total current assets	9,171	9,755

Long-term investments and other assets	44	35
Property and equipment, net	194	213

Total assets	$9,409	$10,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,966	$1,933
Deferred revenue	1,219	977

Total current liabilities	3,185	2,910

Long-term liabilities	—	8
Total shareholders’ equity	6,224	7,085

Total liabilities and shareholders’ equity	$9,409	$10,003

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	March 31, 2006	March 31, 2005
	Unaudited	Unaudited
Revenue:
License	$791	$767
Service	865	890

Total revenue	1,656	1,657

Cost of revenue:
License	21	5
Service	240	159

Total cost of revenue	261	164

Gross profit	1,395	1,493

Operating expenses:
Research and development	582	593
Sales and marketing	1,075	725
General and administrative	605	404

Total operating expenses	2,262	1,722

Loss from operations	(867)	(229)

Finance and other income, net	25	(20)

Net loss	$(842)	$(249)

Net loss per share	$(0.02)	$(0.01)

Shares used in computing net loss per share	41,143	40,881

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